Exhibit 2.7

CAST CAPITAL PARTNERS

Independent Property Valuation + Analysis


KOHL'S
SEPHORA


CIMAREX

Compiled for: Investment Grade R.E. Income Fund, LP (IGRE)

Based out of Santa Barbara, CA

To Whomever It May Concern,

This broker opinion of value has been prepared by CAST Capital Partners to evaluate the properties owned by Investment Grade R.E. Income Fund, LP at a fair market value and provide a range of what they each might be worth to a buyer today. The price range we provide comes from a variety of factors, including market leasing rates, recent comparable sales on a national level, and performing a direct capitalization based on our understanding of the market and what similar product types might trade for. We believe this valuation an accurate representation of the present market conditions and based upon sound reasoning and evidence.

IGRE Capital Holdings

Sincerely,
The CAST Team


KOHL'S

N95W18000 Appleton Ave, Menomonee Falls, WI 53051



2110 Aviation Way, Carlsbad, NM 88220

Appraisal

**According to Newmark at time of sale*

Appraisal Premise	Interest Applied	Date of Value	Value Conclusion
Market Value	Leased Fee	4/16/2021	$9,800,000
Hypothetical Dark Value	Fee Simple	4/16/2021	$6,900,000
Insurable Value		4/16/2021	$11,500,000
Actual Cash Value		4/16/2021	$7,700,000

Actual Acquisition Data	
Sale Price	$9,826,000
Price PSF	$100
Cap Rate	7.00%
Building Size	98,256
Year Built	1992
Primary Tenant	Kohl's
Lease Term Remaining	12 Years

Valuation Summary		
Sales Comp Approach	$	10,282,613
Income Approach (low end)	$	9,769,454
Blended Value 2023	$	10,026,033


KOHL'S
NFI

Sales Comparables

**Similar Kohl's big box sold with the past 3 years; 600 mile radius from subject*

Property Address	Sale Date	Sale Price	Price Per SF	Cap Rate	Property City	State	Leased	Building SF	Year Built	Sale Comment
3131 Woodland Dr SE	1/13/2023	$ 4,175,000	$ 46		Grand Rapids	MI	100%	90,200	1988	Full Value
4000 Merle Hay Rd	11/18/2022	$ 6,500,000	$ 111		Des Moines	IA	100%	58,413	2022	Confirmed
5312 Washington Pike**	6/7/2022	$ 8,400,000	$ 97	7.19%	Knoxville	TN	100%	86,900	1997	Confirmed
2580 S 9th St	2/11/2022				Salina	KS	100%	64,185	2009	
1293 E Higgins Rd	12/3/2021	$ 9,000,000	$ 126		Schaumburg	IL	100%	71,400	1996	Full Value
6931 Dempster St	9/29/2021	$ 9,318,500	$ 157	6.05%	Morton Grove	IL		59,298	2020	Confirmed
8320 26 Mile Rd	8/24/2021				Shelby Township	MI	100%	86,585	2002	
9035 S Howell Ave	6/30/2021	$ 8,422,000	$ 90		Oak Creek	WI	100%	93,260	1998	Full Value
350 S Randall Rd	6/24/2021	$ 9,629,900	$ 111		South Elgin	IL	100%	86,584	2001	Confirmed
150 Kohls Dr	4/30/2021	$ 9,439,583	$ 98	6.62%	Nicholasville	KY	100%	96,077	2003	Confirmed
6528 W Saginaw Hwy	2/11/2021			7.25%	Lansing	MI		86,584	1999	
Average		$ 8,110,623	$ 105	6.78%				79,953	2003	
Median		$ 8,711,000	$ 105	6.91%				86,584	2001	

** Currently for sale at $9.67M / $111 PSF / 6.25%

Income Approach	Low End	High End
Cap Rate Range	7.00%	6.75%
Property Size	98,256	98,256
Lease Rate PSF/Month	$0.58	$0.80
Valuation	$9,769,454	$13,974,187

**$0.58 is what they actually pay PSF/Mo*


KOHL'S



Appraisal

**According to Newmark at time of sale*

Appraisal Premise	Interest Applied	Date of Value	Value Conclusion
Market Value	Leased Fee	6/17/2022	$7,000,000
Hypothetical Dark Value	Fee Simple	6/17/2022	$5,600,000
Insurable Value	Fee Simple	6/17/2022	$2,700,000

Actual Acquisition Data	
Sale Price	$6,767,500
Price PSF	$424
Cap Rate	6.75%
Building Size	15,944
Year Built	2020
Primary Tenant	Cimarex Energy
Lease Term Remaining	15 years

Valuation Summary		
Sales Comp Approach	$	7,670,882
Income Approach (low end)	$	6,505,152
Blended Value 2023	$	7,088,017



Sales Comparables

** Similar STNL 100%-office properties sold within the past 3 years; 700 mile radius from subject*

Property Address	Sale Date	Sale Price	Price Per SF	Cap Rate	Property City	State	Leased	Building SF	Year Built	Sale Comment
451 NW Murray Rd	5/24/2023	$ 4,865,000	$ 486	6.26%	Lees Summit	MO	100.00%	10,017	2005	Confirmed
6820 Walling Ln	1/3/2023	$ 1,339,000	$ 414	7.50%	Dallas	TX	100.00%	3,235	1965	Confirmed
2218 NW 164th St	9/29/2022	$ 2,450,000	$ 449	7.00%	Edmond	OK	100.00%	5,454	2015	Confirmed
9141 E Hidden Spur Trl	5/6/2022	$ 8,700,000	$ 498	5.20%	Scottsdale	AZ	100.00%	17,468	2011	Confirmed
6349 Browning Ct	7/2/2021	$ 1,760,000	$ 559	6.87%	North Richland Hills	TX	100.00%	3,150	1994	Confirmed
Average		$ 3,822,800	$ 481	6.57%				7,865	1998	
Median		$ 2,450,000	$ 486	6.87%				5,454	2005	

Income Approach	Low End	High End
Cap Rate Range	7.00%	6.75%
Property Size (actual)	15,944	15,944
Lease Rate PSF/Month	$2.38	$2.60
Valuation	$6,505,152	$7,369,671

**$2.38 is what they actually pay PSF/Mo*


CIMAREX



Kohl's Store - Closed 5/21/21		
Sale Comp Approach	$	10,282,613
Income Approach (wider cap rate)	$	9,769,454
Blended Value	**$**	**10,026,033**
Actual Price Paid	$	9,826,000
Equity Deployed	$	3,972,400
Debt Amount	$	5,853,600

Cimarex Energy - Closed 9/8/22		
Sale Comp Approach	$	7,670,882
Income Approach (wider cap rate)	$	6,505,152
Blended Value	**$**	**7,088,017**
Actual Price Paid	$	6,767,500
Equity Deployed	$	3,417,500
Debt Amount	$	3,350,000

IGRE Holdings		
Total Equity Deployed	$	7,389,900
Portfolio Value	**$**	**17,114,050**
Less: Total Debt	$	(9,203,600)
Net Asset Value (NAV)	**$**	**7,910,450**

**NAV Removing Debt Obligations*

Based on research and evaluation of similar comparable sales, as well as directly capitalizing the in-place lease income using market cap rates, we arrived at a blended value for each property.

Both the Khohl's and the Cimarex Energy properties have a basis that's justifiable and a value which we determined just above their relative acquisitions. IGRE should still have significant equity and strong income from each of these holdings.

The Net Asset value was derived from deducting their total debt obligations on these assets from the newly established values resulting in an NAV of $7.91M.

IGRE
Capital Holdings

About CAST

CAST Capital Partners is a San Diego, CA based commercial real estate firm specializing in leasing, sales, management, acquisitions, and development.

At CAST, we believe in the value of building strong relationships in both business and life. We strive to let this principle guide all our decisions and actions. Whether providing our clients commercial real estate services, or making strategic principal investments with our partners, our aim is to enrich the lives of everyone we work with.

www.cast-cap.com

BROKERAGE

CAST Capital Partners specializes in private client investment sales, leasing, and user/tenant representation for all commercial asset classes. We are hyper-focused on building strong relationships to grow our advisory business, and always work toward the best possible outcomes for our clients.

DEVELOPMENT

Formed by two long-time colleagues with similar visions: to utilize innovative design to improve human and built environments. CAST Development is currently partnered on several real estate transactions with an internal sponsor equity group and in-house architecture, forming a true vertically integrated development team.

INVESTMENTS

Through our boots-on-the-ground services platform, we identify value-add opportunities in the market and encourage our clients to invest alongside us to achieve significantly above-market returns on private, syndicated deals.

MANAGEMENT

Managing a 19-property portfolio, CAST strives for excellence in both property performance and tenant satisfaction. We always listen to our clients and their tenants to provide them with exceptional working environments through our property management services.